As Filed with the Securities and Exchange Commission on May 3, 1996
                                                            Registration No. 33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                            ----------------------

                          IRVINE SENSORS CORPORATION
               (Name of registrant as specified in its charter)

         Delaware                                        33-0280334
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or jurisdiction)

                            ----------------------

                             3001 Redhill Avenue
                         Costa Mesa, California 92626
                                (714) 549-8211
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                            ----------------------

                   Kenneth T. Lian, Chief Executive Officer
                          Irvine Sensors Corporation
                      3001 Redhill Avenue, Building III
                         Costa Mesa, California 92626
                                (714) 549-8211
           (Name, address, including zip code, and telephone number,
            including area code, of agent for service of process)

                            ----------------------

                                With Copy To:
                               Debra K. Weiner
                          Grover T. Wickersham, P.C.
                       430 Cambridge Avenue, Suite 100
                         Palo Alto, California 94306

                            ----------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If any securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                          Proposed        Proposed
                                          maximum         maximum
 Title of securities      Amount to    offering price    aggregate        Amount of
  to be registered      be registered    per share     offering price  registration fee
Common Stock(1)             2,997,000          $6-1/8     $18,356,625         $6,329.88
- ---------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and equal to the closing price of the Common Stock on The Nasdaq SmallCap Market\SM\ on April 30, 1996.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Exchange Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          IRVINE SENSORS CORPORATION
        Cross Reference Sheet Between Items of Form S-3 and Prospectus

1.  Forepart of the Registration Statement and Outside
    Front Cover of Prospectus................................................... Facing Page; Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages of Prospectus..................... Inside Front Cover Page; Outside Back Cover Page

3.  Summary Information, Risk Factors and Ratio of Earnings
    to Fixed Charges............................................................ Prospectus Summary; Risk Factors

4.  Use of Proceeds............................................................. Prospectu Summary; Use of Proceeds

5.  Determination of Offering Price............................................. Outside Front Cover Page; Plan of Distribution

6.  Dilution.................................................................... Not Applicable

7.  Selling Security Holders.................................................... Selling Shareholders

8.  Plan of Distribution........................................................ Inside Front Cover Page; Plan of Distribution

9.  Description of Securities to be Registered.................................. Description of Securities

10. Interests of Named Experts and Counsel...................................... Legal Matters

11. Material Changes............................................................ Not Applicable

12. Incorporation of Certain Information by Reference........................... Information Incorporated by Reference

13. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities.............................................. Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    Subject to Completion Dated May 3, 1996

                               2,997,000 Shares

                          IRVINE SENSORS CORPORATION

                                 Common Stock

     This Prospectus covers 2,997,000 shares (the "Shares") of the Common Stock, par value $0.01 per share (the "Common Stock") of Irvine Sensors Corporation (the "Company") for reoffer or resale from time to time by the certain selling stockholders of the Company's securities (the "Selling Stockholders"). See "Selling Stockholders." All but 222,000 of the Shares are issuable to certain of the Selling Stockholders upon conversion of outstanding 8% Convertible Subordinated Debentures Due 1998 purchased in private transactions (the "Debentures") and the remaining 222,000 shares are issuable upon exercise of outstanding warrants issued to a placement agent (the "Warrants") in those transactions. The securities held by the Selling Stockholders were acquired in offshore transactions in February and March 1996.

     The Shares may be offered by the Selling Stockholders from time to time in brokerage transactions (which may include block transactions), in the over-the-counter market or negotiated transactions at prices and terms prevailing at the times of such sales, at prices related to such market prices or at negotiated prices. Such shares may be sold directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase the Selling Stockholders' Shares as principals and thereafter sell the Shares from time to time in the over-the-counter market, in negotiated transactions or otherwise, or by a combination of these methods. Broker-dealers who effect these transactions may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom them may sell as a principal, or both. See "Plan of Distribution."

     Although the Company will receive the exercise price of any outstanding Warrants that are exercised, if any, the Company will not receive any part of the proceeds from the resale of the Shares by the Selling Stockholders. The Selling Stockholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company's Common Stock is currently traded on The Nasdaq SmallCap Market\SM\ under the symbol "IRSN" and on the Boston Stock Exchange under the symbol "ISCB." On April 30, 1996, the closing sale price of the Common Stock on Nasdaq was $6-1/8 per share.

                                 ____________

     The securities offered hereby are speculative, involve a high degree of risk and should not be purchased by any investors who cannot afford the loss of their entire investment. See "Risk Factors" on page 7 of this Prospectus.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is ___________, 1996.

                            ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this Prospectus:

          (i) The Annual Report on Form 10-K for the fiscal year ended October 1, 1995, filed pursuant to Section 13 of the Exchange Act;

         (ii) The Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act;

        (iii) All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering; and


         (iv) The description of the Company's Common Stock contained in Form 8-A, filed pursuant to Section 12(g) of the Exchange Act.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any documents described above, other than certain exhibits to such documents. Request should be addressed to:
Irvine Sensors Corporation, 3001 Redhill Avenue, Building III, Costa Mesa, California 92626, Attention: Chief Financial Officer, telephone (714) 549-8211.

     No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts herein set forth since the date hereof.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Except for historical information contained herein, this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are subject to certain risks and uncertainties, including those discussed below, in the Company's Annual Report on Form 10-K for the fiscal year ended October 1, 1995 and its Quarterly Report for the Quarter ended December 31, 1995, that could cause actual results to differ materially from those projected. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  The Company

     Irvine Sensors Corporation (the "Company" or "ISC") is the developer of a proprietary technology to produce an extremely compact package of solid state microcircuitry, which it believes offers volume, power, weight and operational advantages for a wide variety of potential military and commercial applications. These advantages result from the Company's ability to assemble microelectronic chips in a three dimensional "stack" instead of alongside each other on a flat surface, as is the case with conventional methods. This stacking technology has also led to the development of collateral technology for the design of low powered chips, both for chip stacking and for single chip applications. The Company believes that its very low power chip technology may have wide commercial application in portable electronic devices.

     As memory chips, processors and other microelectronic components become larger and faster, the benefits that can be realized from increased operating speed are limited by the communication time and distance between chips. Where tens to hundreds of millions of calculations per second are required, even at the speed of light, distances between electrical components can become an important limitation on the speed of a computer. The Company's approach to shortening interchip distances is to use the third dimension. This is accomplished by placing chips on top of each other in a stack instead of conventional side by side packaging. This approach was conceived and developed by the Company as a means of addressing the demands of space-based surveillance. During June 1992, the Company entered into various agreements with IBM(R) to commercialize the Company's chip-stacking technology. Development activities contemplated by this series of agreements have been completed, and the Company has negotiated a new series of agreements with IBM under the terms of which, among other things, the Company has purchased IBM's chip stacking equipment line and has entered into a lease enabling the Company to continue operating the line at IBM's facilities. Nevertheless, there is no assurance that the Company will be successful in the commercial exploitation of its chip stacking technology or that it will ever achieve profitable operations as a result thereof. In May 1995, the Company entered into a licensing and production agreement with Unitrode Corporation, a manufacturer of analog/linear integrated circuits, to exploit certain elements of the Company's low powered chip technology.

     Since its inception, the Company has derived the majority of its revenues from its core business of performing research and development of its technology for governmental customers. This core business has progressively broadened from essentially basic research to development of memory applications for commercial customers and development of specific applications for military and other governmental customers. In fiscal 1995, the Company began to receive its first revenues from standard products based on its technologies. The Company believes that commercial product revenues will be increasingly significant to its total revenues in the future, although there can be no assurance of profitability based on these anticipated revenues or otherwise.

     The Company was incorporated in Delaware in January 1988. Pursuant to a merger effective in May 1988 with a corporation of the same name incorporated in California in December 1974, the Company succeeded to all of the assets and liabilities of such predecessor corporation. Where the context requires, the Company refers to the California predecessor corporation as well as the Delaware corporation, and its subsidiary. Its principal executive offices are located at 3001 Redhill Avenue, Costa Mesa, California 92626, and its telephone number is
(714) 549-8211.

                                  The Offering

Common Stock Offered by the
Selling Stockholders.....................   2,997,000 shares

Common Stock Outstanding.................   16,377,850 shares as of March 31,
                                            1996(1)

Risk Factors.............................   An investment herein involves a
                                            high degree of risk and should
                                            not be considered by investors who
                                            cannot afford to lose their entire
                                            investment

Use of Proceeds..........................   The Company will receive no proceeds
                                            from the sale of the Shares offered
                                            hereby by the Selling Stockholders

Nasdaq Symbol(1).........................   IRSN

__________
(1) Does not include (i) up to 731,335 shares issuable upon exercise of outstanding options granted pursuant to the Company's stock option plans and 123,200 shares issuable upon exercise of outstanding options granted to a related party; (ii) up to 269,200 shares issuable upon exercise of outstanding warrants, including the agent's warrants the underlying shares of which are being offered for resale hereby; (iii) up to 750,658 shares issuable upon conversion of outstanding shares of Series B and C Convertible Preferred Stock. Also does not include the shares issuable upon conversion of the Debentures, the exact conversion price of which is not yet determinable, but which will be convertible at various prices based upon a formula that takes into account the current stock price of the Company's Common Stock for the 10 trading days preceding the date of conversion (the "Conversion Trading Period"). The conversion price could be as high as $5.00 plus 50% of the average closing bid price of the Company's Common Stock for the Conversion Trading Period. The conversion price could be as low as the average closing bid price of the Company's Common Stock if such average price is less than $3.00 for the Conversion Trading Period. The initial conversion price was set at $5.00. For informational purposes only, assuming a $5.00 and a $3.00 conversion price for all outstanding Debentures and exercise of the agent's warrants, the underlying shares of which are being offered for resale pursuant to this Prospectus, the total number of outstanding shares of Common Stock following this offering will be 18,817,500 or 20,297,850, respectively.

                         Summary Financial Information

Consolidated Statements of
Operations Data:

                                                         Fiscal Years Ended                               13 Weeks Ended
                             ---------------------------------------------------------------------   -----------------------
                             October 1,    October 2,   October 3,   September 27,   September 29,   December 31,  January 1,
                                1995         1994         1993           1992            1991            1995         1995
                             ----------    ----------   ----------   -----------     -------------   ------------  ----------
Total revenues.............  $ 8,041,400   $ 5,139,400  $ 4,286,300  $ 3,788,300     $4,217,200      $2,578,500   $ 1,559,400

Loss from operations.......   (3,071,500)   (2,629,500)  (1,552,100)    (920,100)      (291,900)      (1,277,000)     (719,200)

Net loss...................   (3,035,800)   (2,463,900)  (1,507,600)    (895,800)      (319,000)      (1,273,200)     (678,200)

Loss per common and
 common equivalent
 shares....................  $     (0.20)  $     (0.18) $     (0.12) $     (0.08)    $    (0.04)     $     (0.08)  $     (0.05)

Weighted average
 number of shares
 outstanding...............   14,966,461    14,141,500   12,865,800   11,430,900      9,955,900       15,846,700    14,784,800


     The Company has not paid cash dividends on any class of its stock since its incorporation. Under Delaware law there are certain restrictions which limit the Company's ability to pay cash dividends in the future.

     Loss per common and common equivalent shares includes, where applicable, cumulative dividends on Preferred Stock which have not been declared or paid.

Consolidated Balance Sheet  Data:


                         October 1,   October 2,     October 3,   September 27,  September 29,  December 31,
                            1995         1994           1993           1992          1991         1995
                        -----------  -----------     ----------   -------------  -------------  -------------
Current assets........  $ 9,927,500  $ 6,795,500     $2,135,900     $4,189,300    $  856,400      $ 8,653,900
Current liabilities...    3,545,400    1,355,400        739,000        571,700       568,900        3,229,200
Working capital.......    6,382,100    5,440,100      1,396,900      3,617,600       287,500        5,424,700
Total assets..........   15,609,200   10,355,400      3,897,500      4,600,000     1,232,000       14,668,700
Long-term debt........    2,451,200       81,100         62,600         64,300        86,300          332,200
Shareholders' equity..    9,494,100    8,800,400      2,977,400      3,845,500       458,300       10,839,000


                                  RISK FACTORS

     The purchase of the Shares offered hereby involves a high degree of risk, and the purchase of these securities should be considered only by persons who can afford to sustain a total loss of their investment. Prospective purchasers should carefully consider, among other factors, the following:

     History of Losses; Accumulated Deficit. Since its inception, the Company has generally operated at a loss as government contract revenues and other sources of income were insufficient to cover the research and development and other costs incurred by the Company. The Company recorded losses in each of its last five fiscal years and for the 13 weeks ended December 31, 1995 and, at that date, had an accumulated deficit of $18,960,700. Net loss for the 13 weeks ended December 31, 1995 was $1,273,200, compared to a net loss of $678,200 for the corresponding period in the prior fiscal year, as a result of increased investment related to the Company's newly-emerging commercial products. The Company expects that it will continue to incur losses until its contract revenues increase substantially from current levels or it begins to receive significant product sales and license and/or royalty income. There is no assurance that the Company will achieve profitable operations in the foreseeable future, if at all.

     Dependence on Suppliers. The Company does not intend to manufacture all of the components of its intended products, and, therefore, expects to be dependent on suppliers. Historically, its Computer Products Operation ("CPO") has been particularly dependent upon the Company's relationship with IBM for the supply of integrated circuits and fabrication services needed to produce the Company's Memory Short Stacks\SM\. The Company has negotiated a new series of agreements with IBM, including, among other things, purchase of IBM's chip stacking line and an agreement to supply wafers, as a means to assure a continued source of supply for needed parts for its products. Nevertheless, the Company's risk of disruption of its CPO business will continue until the Company is able to establish alternative sources of supply, presently estimated to be in 1997, at the earliest. The Company's Semiconductor Products Operation ("Novalog, Inc.") is also completely dependent on outside sources of supply for the Company's SIRComm\TM\ products. The Company has previously experienced delays in receiving components of its SIRComm products from suppliers, and there is no assurance that similar disruptions in supply will not occur in the future. Although alternative sources of supply for SIRComm products exist, any involuntary shift to such alternatives could be disruptive to the Company's business and financial results.

     Shift in Business Focus. Since commencing operations, the Company has developed technology, principally under government research contracts, for various defense-based applications. Since 1992, the Company has been implementing a fundamental shift in its business, broadening its focus to include commercial exploitation of its technology. These changes in its business operations have affected its results of operations, and the Company believes, are likely to do so in the future. To date, the Company has not experienced a significant shift in the percentage of total revenue derived from government sources. In addition, because the Company has no history of competing in the intensely-competitive commercial computer products industry, there is no assurance that it will successfully be able to develop, manufacture and market commercial products or that its products will be accepted in the commercial marketplace.

     Need for Further Product Development and Substantial Additional Funds. Since 1980, the Company has been developing its technology and believes it has successfully demonstrated its feasibility. In 1986, the Company delivered a working demonstration unit of a sensor focal plane module incorporating the Company's stacked circuitry technology. In 1988, the Company delivered a working demonstration unit of a high density computer memory module incorporating the Company's stacked circuitry technology. In 1994, the Company commenced shipment of engineering samples of computer memory modules incorporating the Company's stacked circuitry technology. The Company believes government and commercial research contracts will provide a substantial portion of the funding necessary for continuing development of its products. However, the manufacture of stacked circuitry modules in volume will require substantial additional funds, which may involve additional equity or debt financing or a joint venture, license or other arrangement. There is no assurance that sufficient funding will be available from government or other sources, or that the Company's products will be successfully developed for volume production.

     Incrementally Funded Backlog. At March 31, 1996, the Company's funded backlog of $5,603,100, was sufficient to sustain its operations at its then-current level for approximately eight months. However, the Company has, in addition to the funded portion, an additional backlog, exceeding $5,000,000, which typically is funded when the previously funded amounts have been expended. The Company also has several proposals outstanding to potential customers and anticipates that contract funding and orders will be obtained on a level sufficient to maintain or increase existing operations. Notwithstanding the foregoing, there is no assurance that such funding and orders will be forthcoming. If the Company does not obtain sufficient orders, it is likely there would be a material adverse impact on the Company's operations and that significant reductions in its staff would be necessary or funds would have to be obtained from additional financings. If additional financings are required, there is no assurance that they would be obtainable on terms satisfactory to the Company or that they would not be dilutive to existing stockholders.

     Dependence on Defense Contract Revenues. Although the Company has been shifting its focus to include commercial exploitation of its technology, the Company expects to continue to be dependent upon research and development contracts with federal military agencies and their contractors for a large, but diminishing portion of its revenues for the foreseeable future. General political and economic conditions, which cannot be accurately predicted, directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Therefore, cutbacks in the federal defense budget could have a material adverse impact on the Company's results of operations as long as research and development contracts remain an important element of the Company's business.

     Potential Termination or Suspension of Contract Funding. The Company's research and development contracts with government agencies may be suspended or terminated by the government at any time, subject to certain conditions. Similar termination provisions are typically included in agreements between the government and prime contractors. The
Company has experienced suspensions and terminations in the past, and there is no assurance it will not experience additional suspensions or terminations in the future.

     Patents and Proprietary Right Protection; Infringement. The Company believes that its ultimate success will depend, in part, on the strength of its existing patent protection and additional patent protection that it may acquire in the future. As of March 31, 1996, the Company had 34 patents issued and other patent applications pending before the U.S. Patent and Trademark Office. While the Company believes that its technology is adequately protected, there is no assurance that any existing or future patents will survive a challenge or will otherwise provide meaningful protection from competition. There is also no assurance that the Company will have the financial resources to provide a vigorous defense of its patent position, if challenged. The Company's success will also depend on its ability to avoid infringement of patent or other proprietary rights of others. The Company is not aware that it is infringing any such rights, nor is it aware of proprietary rights of others for which it will be required to obtain a license in order to develop its products. However, there is no assurance that the Company is not infringing proprietary rights of others or that it will be able to obtain any technology licenses it may require in the future.

     Government Ownership of Certain Proprietary Rights. Proprietary technology that the Company has developed or may develop under government contracts, including portions of the Company's stacked circuitry technology, are subject to government control for government applications; however, the Company may file for patent protection on commercial applications of such technology. The Company has developed, and may develop in the future, certain products, processes and equipment from funds from limited partnerships. Such limited partnerships initially own all proprietary rights to any technology developed on their behalf, while the Company generally has the option to acquire an exclusive royalty-bearing license of and an option to buy such technology.

     Competition. The Company faces strong competition in its efforts to market its products to government and nongovernment purchasers. Most of the Company's potential competitors have been in business substantially longer and have considerably greater financial, marketing and technological resources than does the Company. There is no assurance that the Company will be able to compete successfully with such other companies.

     Possible Technological Advances. The Company is in an industry characterized by continuing technological development and will be required to devote substantial resources to improve already technologically complex products. Other companies in the Company's industry devote considerably greater resources to research and development than does the Company. Developments by any of these companies may have a materially adverse effect on the Company.

     Dependence on Key Personnel. The Company will depend to a large extent on the abilities and continued participation of certain key employees. The loss of key employees could have a material adverse effect on the Company's business. The Company anticipates that it will not maintain "key man" insurance on any of its key employees, and does not have employment agreements with any of its employees. The Company believes that, as its activities increase and change in character, it will be required to retain the services of additional, experienced personnel. Competition for such personnel is intense and there is no assurance that they will be available when required, or that the Company will have the ability to attract them.

     Control by Officers and Directors. The officers and directors of the Company control, directly or indirectly, approximately 21% of the combined voting power of all outstanding classes of stock. In addition, such persons hold, directly or indirectly, options and warrants to purchase an aggregate of 178,198 shares of Common Stock. These factors will likely make it more difficult for an independent third party to effect a change in control of the Company than would be the case if the stock ownership were less concentrated among members of management.

Possible Substantial Dilution; Conversion of Debentures. As of March 31, 1996, the Company has outstanding a total of 16,377,850 shares of Common Stock. This Prospectus primarily covers the resale of shares of Common Stock issuable upon conversion of two series of 8% Convertible Subordinated Debentures Due 1998, aggregating $11,100,000. The initial conversion price of both series of Debentures is $5. However, both series of Debentures contain a formula (which formula differs in each series) for the adjustment of the conversion price based on the current stock price in the period immediately preceding the date of conversion. Of the Debentures, $3,100,000 cannot convert at a price below $3, but $8,000,000 of the Debentures have no minimum conversion price. At the time of the resale of shares under this Prospectus, it is possible that holders of all of the Debentures will not yet have converted their securities, leaving open the possibility that the conversion price could substantially adjust downward. Accordingly, there can be no assurance that the conversion of Debentures will not result in substantial per share dilution to existing holders of Common Stock.

     Stock Market Volatility. There have been periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. General market price declines or volatility in the future could adversely affect the price of the Common Stock. Short-term trading strategies of certain investors can have a significant effect on the price of specific securities.

                                USE OF PROCEEDS

     The Company will receive no part of the proceeds of any sales or transactions made by the Selling Stockholders and/or their respective pledgees, donees, transferees or other successors in interest hereunder. The Company will pay substantially all of the expenses incident to the offering of the Shares, other than any discounts, concessions or commissions payable to any underwriters, dealers or agents, which expenses will be borne by the respective Selling Stockholders.

                              SELLING STOCKHOLDERS

     An aggregate of 2,775,000 Shares of Common Stock issued or issuable upon conversion of outstanding Debentures and 222,000 Shares of Common Stock issuable upon exercise of outstanding Warrants may be offered by certain securityholders of the Company (collectively, the "Selling Stockholders") who acquired these securities in private transactions. The Selling Stockholders must convert such Debentures and/or exercise the Warrants prior to sale of the Shares of Common Stock registered hereby, and after such conversion or exercise, as the case may be, all Selling Stockholders may offer the Shares of Common Stock owned by them for sale as principals for their own accounts at any time and from time to time, in the over-the-counter market at prices prevailing at the time of sale. The Selling Stockholders may also offer the Shares in private sales at prices to be negotiated. The Company will not receive any of the proceeds from the sale of such securities. Selling Stockholders are not obligated to reimburse the Company any portion of the expenses incurred by the Company in this offering.

     The number of shares issuable upon conversion of the Debentures will be determined at the time of conversion, calculated on two formulas (depending on the series of Debentures) based on the closing bid price of the Company's Common Stock for a specified period of time. The table below and other information in this Prospectus that includes the number of shares registered hereby assumes a conversion price of $4.00, unless the context otherwise provides. To the extent the conversion price for any Selling Stockholder is greater than $4.00, such Selling Stockholder will own less Shares, and the number of Shares available for sale under this Prospectus will be reduced. To the extent the conversion price falls below $4.00, the Selling Stockholder will be entitled to more shares upon conversion. Any such changes will be reflected in a Prospectus Supplement, post-effective amendment or newly-effective registration statement.

     The following table sets forth the name of each such security holder for whom the Company is registering Shares of Common Stock for resale to the public and (ii) the number and percentage of shares of Common Stock beneficially owned by each such holder as of March 31, 1996 and immediately after the offering (assuming the sale of all of their Shares offered hereby). Material relationships between certain of the Selling Stockholders and the Company are set forth in the footnotes to the table. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

                                 Beneficial Ownership                       Beneficial Ownership
                                  Prior to Offering                          Following Offering
                             -----------------------------    Shares       ---------------------
                               Number of      Percent         to be        Number of    Percent
      Name(1)                   Shares         Owned          Sold(2)       Shares       Owned
- ---------------------------  --------------  ------------  ------------    ---------   ---------

HBK Offshore Fund, Ltd.       1,000,000 (3)      5.8         1,000,000          0        0
Leonardo, L.P.                  475,000 (4)      2.8           475,000          0        0
Bailey & Company Inc.           222,000 (5)      1.3           222,000          0        0
Parsenn Partners Limited        125,000 (6)        *           125,000          0        0
Richcourt $ Strategies, Inc.    125,000 (6)        *           125,000          0        0
AGF Convertibles                125,000 (6)        *           125,000          0        0

                                 Beneficial Ownership                       Beneficial Ownership
                                  Prior to Offering                          Following Offering
                             -----------------------------    Shares       ---------------------
                               Number of      Percent         to be        Number of    Percent
      Name(1)                   Shares         Owned          Sold(2)       Shares       Owned
- ---------------------------  --------------  ------------  ------------    ---------   ---------
Veer Palthe Voute               125,000 (6)        *           125,000          0        0
Raphael, L.P.                   100,000 (7)        *           100,000          0        0
GAM Arbitrage, Inc.             100,000 (7)        *           100,000          0        0
AG Super Fund International
 Partners, L.P.                  75,000 (8)        *            75,000          0        0
The Gifford Fund, Ltd.           75,000 (8)        *            75,000          0        0
Faisal Finance
 (Switzerland) SA                75,000 (8)        *            75,000          0        0
Montaigne Fund, N.V.             62,500 (9)        *            62,500          0        0
Buchanan Fund Limited-
 Atlantic                        62,500 (9)        *            62,500          0        0
Buchanan Partners Limited        62,500 (9)        *            62,500          0        0
Tiverton Investment Fund
 Ltd.                            62,500 (9)        *            62,500          0        0
Masidu NV                        50,000 (10)       *            50,000          0        0
Purling Holdings Limited         31,250 (11)       *            31,250          0        0
Tocqueville NV                   25,000 (12)       *            25,000          0        0
Bernard Herodin                  12,500 (13)       *            12,500          0        0
Megapolis BV                      6,250 (14)       *             6,250          0        0

____________
(1) Except for the individual named in the table, each of the Selling Stockholders is an offshore corporation or partnership that has invested either as principal or on behalf of its clients. In the latter circumstances, the laws of certain jurisdictions protect the identity of such clients from public disclosure.
(2) Outstanding Warrants must be exercised and outstanding Debentures must be converted by the Selling Security Holder before sale of the underlying Shares pursuant to this Prospectus. Accordingly, "Shares to be Sold" assumes exercise of the outstanding Warrants and conversion of the outstanding Debentures.
(3)  Includes 1,000,000 Shares issuable upon conversion of outstanding
     Debentures.
(4)  Includes 475,000 Shares issuable upon conversion of outstanding Debentures.
(5) Includes 222,000 Shares issuable upon exercise of outstanding Warrants. Bailey & Company Inc. acted as selling agent in connection with the 1996 offering of securities pursuant to Regulation S under the Act, under which the Selling Stockholders acquired the securities being registered hereby. The Warrants referred to herein were issued in connection with services rendered in that offering.
(6)  Includes 125,000 Shares issuable upon conversion of outstanding Debentures.
(7)  Includes 100,000 Shares issuable upon conversion of outstanding Debentures.
(8)  Includes 75,000 Shares issuable upon conversion of outstanding Debentures.
(9)  Includes 62,500 Shares issuable upon conversion of outstanding Debentures.
(10) Includes 50,000 Shares issuable upon conversion of outstanding Debentures.
(11) Includes 31,250 Shares issuable upon conversion of outstanding Debentures.
(12) Includes 25,000 Shares issuable upon conversion of outstanding Debentures.
(13) Includes 12,500 Shares issuable upon conversion of outstanding Debentures.
(14) Includes 6,250 Shares issuable upon conversion of outstanding Debentures.

                              PLAN OF DISTRIBUTION

     This Prospectus covers the resale of the shares of Common Stock by holders of Debentures, Warrants and/or Common Stock (the "Selling Stockholders"). Holders of Debentures must convert the Debentures prior to sale pursuant to this Prospectus. The holder of Warrants must exercise the Warrants prior to sale pursuant to this Prospectus. The Selling Stockholders may sell all or a portion of the Common Stock offered hereby from time to time in brokerage transactions (which may include block transactions) in the over-the-counter market or, in negotiated transactions, at prices and on terms prevailing at the times of such sales. The Selling Stockholders may effect such transactions by selling their Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase the Selling Stockholders' Common Stock as principals and thereafter sell the Common Stock from time to time in the over-the-counter market, in negotiated transactions or otherwise, or a combination of such methods. The Selling Stockholders may individually pay customary brokerage commissions and expenses.

     The Company will amend or supplement this Prospectus in the following circumstances and to the following extent: (i) if the securities are to be sold at a price other than the prevailing market price, to disclose such price; (ii) if the securities are to be sold in block transactions and the purchaser intends to resell, to disclose the nature and extent of such arrangements; or (iii) if the compensation to be paid to broker-dealers is other than usual and customary discounts, concessions or commissions, to disclose the terms of such broker-dealer compensation. In the above-circumstances, no offers or sales may be made by the Selling Stockholder until an effective amendment or prospectus supplement is available.

     The Selling Stockholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of section 2(11) of the Act and any commission received by them and any profit on the resale of such securities may be deemed to be underwriting discounts and commissions under the Act. The Company will not receive any part of the proceeds from the sale of the Shares by the Selling Stockholders.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended October 1, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements contained in the section entitled "Business--Patents, Trademarks and Licenses" of the Annual Report on Form 10-K for the fiscal year ended October 1, 1995, incorporated by reference in this Prospectus, are included in reliance upon the opinion of Thomas J. Plante, Esq. Irvine, California, patent counsel for the Company, and upon his authority as an expert.


                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the securities offered hereby will be passed upon for the Company by Grover T. Wickersham, P.C., Palo Alto, California.

- --------------------------------------------------------------------------------
  No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus or an offer to sell or a solicitation of an offer to buy the Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that there have been no changes in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to this date.

                              ------------------

                               TABLE OF CONTENTS

                                                  Page
                                                  ----
Available Information...........................     2
Incorporation of Certain Information
 by Reference...................................     3
Prospectus Summary..............................     4
Risk Factors....................................     7
Use of Proceeds.................................    11
Selling Stockholders............................    12
Plan of Distribution............................    14
Experts.........................................    15
Legal Matters.........................              15

- -------------------------------------------------------------------------------


- -------------------------------------------------------------------------------


                               2,997,000 Shares



                                IRVINE SENSORS
                                  CORPORATION



                                 Common Stock



                                  ----------
                                  PROSPECTUS
                                  ----------




                                     , 1996

- -------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

          The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

          SEC registration fee..............  $ 6,330
          Accounting fees and expenses......    2,000  *
          Legal fees and expenses...........   15,000  *
          Blue sky legal fees and expenses..    2,000  *
          Miscellaneous expenses............    2,000  *
                                              ----------
             Total..........................  $27,330  *
                                              ==========
______________
*  Estimated expenses

Item 15.  Indemnification of Directors and Officers

          The General Corporation Law of the State of Delaware (the "General Corporation Law") provides for the indemnification of directors, officers, employees and other agents of the corporation under certain circumstances as set forth in section 145. Section 145 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

          Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

          If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

          If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred in connection with the defense and settlement of the suit, upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its stockholders.

          Under Section 145, the indemnification discussed above may be authorized by a majority vote of the disinterested directors or stockholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought.

          Under Section 145, a corporation may authorize, by by-law, agreement or otherwise, the indemnification of its agents in excess of that expressly permitted by Section 145. The Registrant's By-laws provide that indemnification shall be mandatory in all cases where it is permitted by Section 145.

          Section 102(b) of the General Corporation Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director. The Registrant's Certificate of Incorporation provides for elimination of personal liability of directors for breach of fiduciary duty as a director except for the following: (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which such director derived an improper personal benefit. The Registrant's Certificate of Incorporation further provides that modification or repeal of this provision may not affect the elimination of liability therein provided with respect to a director's personal liability for any act or omission that occurs prior to such modification or repeal.

          Finally, a corporation has the power to purchase indemnity insurance for its agents, even if it would not have the power to indemnify them. The Registrant has purchased such insurance.

          Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16.  Exhibits

     4.1  Form of specimen Common Stock certificate(1)

     5    Opinion of Grover T. Wickersham, P.C. re legality

     23.1 Consent of Price Waterhouse LLP, independent accountants (see page II-8 of the Registration Statement

     23.2 Consent of Thomas J. Plante, Esq. (see page II-9 of the Registration Statement)

     23.3 Consent of Grover T. Wickersham, P.C. (included in Exhibit 5, above)

     25   Power of Attorney (included on page II-6 of the Registration
          Statement)

_________
(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 1991.

Item 17.  Undertakings

          (a)   Rule 415 Offering
                -----------------

  The Registrant hereby undertakes:

                (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                     (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
- -----------------
registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                (2) That for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   Filings Incorporating Subsequent Exchange Act Documents by
                ----------------------------------------------------------
Reference
- ---------

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Request for Acceleration of Effective Date or filing of
                -------------------------------------------------------
                Registration Statement on Form S-8
                ----------------------------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, California, on May 1, 1996.

                         IRVINE SENSORS CORPORATION



                         By:  /s/ Kenneth T. Lian
                              -----------------------------------------------
                              Kenneth T. Lian
                              President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kenneth T. Lian and John J. Stuart, Jr., and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

(Principal Executive Officer)



   /s/ Kenneth T. Lian        President, Chief Executive Officer   May 1, 1996
- ----------------------------
Kenneth T. Lian               and Director



  /s/ James Alexiou           Chairman of the Board                May 1, 1996
- ----------------------------
James Alexiou

(Principal Financial Officer)



  /s/ John J. Stuart, Jr.     Executive Vice President and
- ----------------------------  Chief Financial Officer              May 1, 1996
John J. Stuart, Jr.


  /s/ John C. Carson          Director                             May 1, 1996
- ----------------------------
John C. Carson


  /s/ Joanne S. Carson        Director                             May 1, 1996
- ----------------------------
Joanne S. Carson


- ----------------------------  Director
Marc Dumont


  /s/ Thomas E. Lenagh        Director                             May 1, 1996
- ----------------------------
Thomas E. Lenagh


  /s/ Frank P. Ragano         Director                             May 1, 1996
- ----------------------------
Frank P. Ragano

Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated December 5, 1995, which appears on page 16 of the 1995 Annual Report to Shareholders of Irvine Sensors Corporation, which is incorporated by reference in Irvine Sensors Corporation's Annual Report on Form 10-K for the fiscal year ended October 1, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 16 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


  /s/ Price Waterhouse LLP

Price Waterhouse LLP
Costa Mesa, California
May 1, 1996

Exhibit 23.2


                           CONSENT OF PATENT COUNSEL


          I hereby consent to the reference to me in the section of the Prospectus entitled, "Experts," contained in the Registration Statement on Form S-3 of Irvine Sensors Corporation of which this Consent is a part. I also consent to the incorporation by reference in said Registration Statement on Form S-3 of the statements contained in the Section entitled "Business -- Patents, Trademarks and Licenses" of the Annual Report on Form 10-K of Irvine Sensors Corporation for the fiscal year ended October 1, 1995.


                                              /s/ Thomas J. Plante

                                         Thomas J. Plante


April 30, 1996
Irvine, California

                                 EXHIBIT INDEX



4.1  Form of specimen Common Stock certificate(1)

5.1  Opinion of Grover T. Wickersham, P.C. re legality

23.1 Consent of Price Waterhouse LLP, independent accountants
     (see page II-8 of the Registration Statement)

23.2 Consent of Thomas J. Plante, Esq. (see page II-9 of the Registration Statement)

23.3 Consent of Grover T. Wickersham, P.C. (included in Exhibit
     5, above)

25   Power of Attorney (included on page II-6 of the Registration Statement)


_________
(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 1991.